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                                                                    EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Alternative Living Services, Inc. for the registration of both $50,000,000 of its 7% convertible subordinated debentures due 2004 and 2,469,136 shares of its common stock issuable upon conversion thereof of our report dated February 10, 1997, with respect to the consolidated financial statements of Sterling House Corporation included in the Joint Proxy Statement of Alternative Living Services, Inc. that is made a part of the Registration Statement and Prospectus of Alternative Living Services, Inc. dated September 22, 1997.


                                                               ERNST & YOUNG LLP

Wichita, Kansas
October 9, 1997